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Securities and Exchange Commission
450 Fifth St. N.W.
Washington, DC 20259
USA





                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


We hereby consent to the inclusion in the Annual Report on Form 10-K of Campbell Resources Inc. (the "Corporation") for the year ended December 31, 1998 of our report dated February 18, 1999 which appears under Item 14 of the aforementioned Annual Report on Form 10-K.

We also consent to the incorporation by reference of our report in the Registration Statements on Form S-8 (Registration Nos. 33-28296 and 33-91824) pertaining to the Corporation's Employee Incentive Plan and Directors' Stock Option Plan and to the reference to our firm under the caption "Experts" in the prospectuses related to these Registration Statements.



KPMG LLP

Chartered Accountants
March 26, 1999

Toronto, Canada